Exhibit 99.1
   PRESS RELEASE

For Release:	Immediate
Contact:	Scott Monette
314/877-7113
RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2007

St. Louis, MO, May 9, 2007… Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended March 31, 2007. Reported results for the quarter include:
•	Net sales increased 18%, largely as a result of recent business acquisitions, as well as volume gains in the base businesses and higher pricing in response to rising input costs.
•	Total segment profit contribution was up 39% as a result of acquisitions, higher selling prices, and cost reduction efforts, partially offset by higher ingredient costs.
•
Loss before income taxes and equity earnings was $10.7 million (compared to earnings of $11.8 million last year) after a $34.6 million ($.81 per share) non-cash loss on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $6.9 million ($.25 per share) compared to $5.9 million ($.21 per share) a year ago.
•	Net earnings were $.5 million compared to $13.9 million a year ago.
•	Weighted average shares for diluted EPS were 27.5 million compared to 28.7 million a year ago.
•	Diluted earnings per share were $.02 compared to $.48 a year ago.
Segment results and other key components of (loss) earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net Sales
Ralston Foods	$120.2	$104.9	$240.5	$217.6
Bremner	82.4	75.5	161.2	158.9
Cereals, Crackers & Cookies	202.6	180.4	401.7	376.5
Frozen Bakery Products	159.3	116.4	307.8	215.0
Dressings, Syrups, Jellies & Sauces	104.7	93.3	205.4	186.7
Snack Nuts & Candy	52.4	48.6	126.8	124.5
Total	$519.0	$438.7	$1,041.7	$902.7
Profit Contribution
Cereals, Crackers & Cookies	$16.5	$16.3	$36.4	$34.3
Frozen Bakery Products	18.0	11.7	37.7	24.8
Dressings, Syrups, Jellies & Sauces	3.2	.8	7.7	(.5)
Snack Nuts & Candy	4.0	1.3	12.2	6.8
Total segment profit contribution	41.7	30.1	94.0	65.4
Interest expense, net	(10.0)	(7.4)	(18.8)	(12.7)
Loss on forward sale contracts	(34.6)	(6.2)	(52.5)	(5.4)
Gain on sale of securities	-	2.6	-	2.6
Accelerated depreciation	-	(.5)	-	(1.1)
Systems upgrades and conversions	(.3)	(1.3)	(.3)	(2.4)
Stock-based compensation expense	(1.6)	(1.3)	(3.4)	(2.8)
Other unallocated corporate expenses	(5.9)	(4.2)	(11.8)	(10.4)
(Loss) earnings before income taxes
and equity earnings	$(10.7)	$11.8	$7.2	$33.2

The second quarter sales growth was $80.3 million, of which approximately half is attributable to the timing of recent business acquisitions. Those acquisitions include Bloomfield Bakers (March 16, 2007) in the Cereals, Crackers & Cookies segment, and Cottage Bakery (November 10, 2006) and Parco Foods (February 7, 2006) in the Frozen Bakery Products segment. The remaining growth (approximately 9% over the prior year) was due to volume gains, price increases in response to rapidly rising costs, and favorable mix in most of the Company’s base businesses.

For the quarter, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $7.8 million. The costs of several key ingredients are expected to continue to rise, with a greater impact on profitability in the second half of fiscal 2007, as lower-priced forward commodity contracts and hedge positions expire.

Net earnings for the second quarter of fiscal 2007 were affected by a $34.6 million non-cash loss on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (NYSE:MTN), compared to a $6.2 million non-cash loss on the contracts in last year’s second quarter. The contracts, which include a collar on the Vail stock price, operate as a hedge of the future sale of the stock in that the Company will receive no less than the $140 million prepaid proceeds for the 4,950,100 shares subject to these contracts. However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting. Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings. Amortization of the prepayment discounts, which totaled $2.2 million in the most recent quarter and $.7 million a year ago, is included in interest expense.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed May 9, 2007.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net Sales	$519.0	$438.7	$1,041.7	$902.7
Cost of products sold	(420.5)	(357.0)	(837.4)	(736.0)
Gross Profit	98.5	81.7	204.3	166.7
Selling, general and administrative expenses	(64.6)	(58.9)	(125.8)	(118.0)
Interest expense, net	(10.0)	(7.4)	(18.8)	(12.7)
Loss on forward sale contracts	(34.6)	(6.2)	(52.5)	(5.4)
Gain on sale of securities	-	2.6	-	2.6
(Loss) Earnings before Income Taxes
and Equity Earnings	(10.7)	11.8	7.2	33.2
Income taxes	4.3	(3.8)	(1.8)	(11.2)
(Loss) Earnings before Equity Earnings	(6.4)	8.0	5.4	22.0
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	6.9	5.9	2.7	1.6
Net Earnings	$.5	$13.9	$8.1	$23.6

Earnings per Share
Basic	$.02	$.49	$.30	$.82
Diluted	$.02	$.48	$.29	$.80

Weighted Average Shares
for Basic Earnings per Share	26,768	28,140	26,774	28,732
Dilutive effect of:
Stock options	578	489	549	508
Stock appreciation rights	68	-	47	-
Restricted stock awards	66	33	62	33
Weighted Average Shares
for Diluted Earnings per Share	27,480	28,662	27,432	29,273